Exhibit 99.1

Kentucky Bancshares, Inc., parent company of Kentucky Bank, reported a 4.1% decrease in earnings for the second quarter of 2003. The company earned $1,171,000 for the quarter ended June 30, or $.42 per share, compared to $1,221,000 for last year, or $.44 per share.

Kentucky Bancshares is headquartered in Paris. It was formerly named Bourbon Bancshares, Inc. On July 8 the company announced an agreement to acquire First Federal Savings Bank in Cynthiana.

Kentucky Bank ranks 16th in size among the 228 banks in the state. The bank currently has offices in Paris, Winchester, Georgetown, Versailles, Nicholasville, Wilmore, Cynthiana and
North Middletown.


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